Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 ______________________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY
    June 15, 2022
Creative Media & Community Trust Corporation,
    17950 Preston Road, Suite 600,
        Dallas, Texas 75252.
Ladies and Gentlemen:
We have acted as your United States federal income tax counsel in connection with the registration by Creative Media & Community Trust Corporation, a Maryland corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), of up to a maximum of $692,312,129, on an aggregate basis, of Series A1 Preferred Stock, par value $0.001 per share, with an initial stated value of $25.00 per share, pursuant to a registration statement on Form S-3 (Reg. No. 333-233255) (the “Registration Statement”) as supplemented by that certain prospectus supplement, dated as of June 10, 2022 (the “Prospectus Supplement”).
In rendering this opinion, we have reviewed such documents as we have considered necessary or appropriate. In addition, in rendering this opinion, we have relied, without independent investigation as to certain factual matters, upon the statements and representations contained in certificates provided to us by the Company and CIM Urban REIT Holdings, LLC, dated June 15, 2022 (collectively, the “Certificates”).
In rendering this opinion, we have also assumed, with your approval, that (i) the statements and representations made in the Certificates are true, correct and

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complete, and (ii) each of the Certificates has been executed by an appropriate and authorized officer.
Based on the foregoing and in reliance thereon and subject thereto and on an analysis of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder, judicial authority and current administrative rulings and such other laws and facts as we have deemed relevant and necessary, we hereby confirm our opinion that (i) the statements included in the Prospectus Supplement under the heading “Material U.S. Federal Income Tax Consequences” have been reviewed by us and, insofar as such statements constitute matters of U.S. federal income tax law, are correct in all material respects and (ii) commencing with the Company’s taxable year ended December 31, 2014, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust under the Code, the Company’s manner of operations has enabled the Company to satisfy the requirements for qualification as a real estate investment trust for taxable years ending on or prior to the date hereof, and the Company’s proposed method of operations will enable the Company to satisfy the current requirements for qualification and taxation as a real estate investment trust under the Code for subsequent taxable years.
This opinion represents our legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or a court.

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The Company’s qualification as a real estate investment trust will depend upon the continuing satisfaction by the Company, and the prior satisfaction by CIM Urban REIT Holdings, LLC until the effective date of its liquidation for U.S. federal income tax purposes on March 1, 2021, of the requirements of the Code relating to qualification for real estate investment trust status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. We have not monitored and do not undertake to monitor whether the Company or CIM Urban REIT Holdings, LLC actually has satisfied or will satisfy the various real estate investment trust qualification tests.
We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company on or about June 17, 2022, and thereby incorporated by reference as an exhibit to the Registration Statement, and to the references to us under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” included in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Sullivan & Cromwell LLP